Exhibit (e)(4)

AMENDMENT to DEALER AGREEMENT

This Amendment to Dealer Agreement is entered into as of the      day of              between Allianz Global Investors Distributors LLC (“Distributor”), the principal underwriter for Allianz Funds, PIMCO Funds and Allianz Funds Multi-Strategy Trust and                                          (“Dealer”).

W I T N E S S E T H

WHEREAS, Dealer participates in the distribution, servicing or processing of shares of the Funds of the Trusts pursuant to a Dealer Agreement between Distributor and Dealer. For these purposes, Dealer Agreement shall mean the Selected Dealer Agreement, Bank and Bank Affiliated Broker-Dealer Agreement, Distribution Services Agreement and/or other similar agreements, as amended from time to time, relating to transactions in shares of the Funds to which Dealer or any of Dealer’s predecessors, successors or affiliates is a party; and

WHEREAS, in addition to the Trusts and their Funds covered by the Dealer Agreement, Distributor and Dealer desire that Dealer also participate as a selected dealer in the distribution, servicing or processing of shares of Allianz Funds Multi-Strategy Trust, an open-end investment company.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1.	Definitions. Unless otherwise defined in this Amendment, terms used herein will have the same meanings they have in the Dealer Agreement.

2.	Adoption. All of the provisions of the Dealer Agreement shall apply equally to shares of Funds of the Allianz Multi-Strategy Trust. The Allianz Multi-Strategy Trust shall be a “Trust” for purposes of the Dealer Agreement, and series of the Allianz Multi-Strategy Trust shall be “Funds” for purposes of the Dealer Agreement.

3.	Effectiveness. The amendments set forth herein shall be effective as of the date first set forth above.

4.	Continuation. Except as set forth above, the Dealer Agreement shall remain in full force and effect in accordance with its terms.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

Amendment to

Dealer Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:
Name:
Title:	Managing Director

(Dealer)

By:
Name:
Title:

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